EXHIBIT 10.1

SECOND AMENDED AND RESTATED ANNUAL INCENTIVE AGREEMENT

THIS SECOND AMENDED AND RESTATED ANNUAL INCENTIVE AGREEMENT (this “Agreement”) by and between Arbor Realty Trust, Inc., a Maryland corporation (the “Company”), and Ivan Kaufman (the “Executive”), is entered into as of April 22, 2021.

W I T N E S S E T H:

WHEREAS, the Executive currently serves as the Chief Executive Officer of the Company; and

WHEREAS, the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) has consulted with its independent compensation consultant regarding the appropriate type and level of base and incentive compensation to be provided to the Executive in order to continue to motivate his performance, retain his services and further align his interests with those of the Company’s shareholders; and

WHEREAS, the Executive and the Company have previously entered into an Annual Incentive Agreement, dated January 1, 2015 (the "2015 Incentive Agreement"); and

WHEREAS, the Executive and the Company have amended and restated the 2015 Incentive Agreement by entering into an Amended and Restated Annual Incentive Agreement dated as of March 31, 2017, which was subsequently amended by the First Amendment to the Amended and Restated Annual Incentive Agreement, dated as of October 31, 2018 (collectively, and as amended prior to this amendment and restatement, the "2017 Incentive Agreement"); and

WHEREAS, in recognition of (i) the financial and operational success of the Company since the execution of the 2017 Incentive Agreement, (ii) the increasing complexity of the Company’s business and (iii) the increasing competitiveness of the markets in which the Company operates, the Committee and the Board have determined that it is in the best interests of the Company to further amend and restate the 2017 Incentive Agreement; and

WHEREAS, the Executive has agreed to such amendment and restatement.

NOW, THEREFORE, it is hereby agreed as follows:

1.DEFINED TERMS. Capitalized terms used herein but not defined shall have the meanings given such terms in the 2017 Incentive Agreement.

2.TERM; APPLICABILITY OF 2017 INCENTIVE AGREEMENT.

(a) TERM. Except as may be specifically provided otherwise in this Agreement, this Agreement shall be effective commencing in and for calendar year 2021 and shall remain in effect (subject to Section 4 hereof) through and including calendar year 2025 (the “Term”).

(b)2017 INCENTIVE AGREEMENT. Except as expressly modified by this Agreement, the terms and conditions of the 2017 Incentive Agreement shall remain in effect with respect to the vesting of all equity awards previously granted to the Executive under the 2017 Incentive Agreement.

(c)TIME BASED GRADED EQUITY AWARDS. Effective upon the date of this Agreement, all Time Based Graded Equity Awards previously granted under the 2017 Incentive Agreement shall vest in full.

(d)HOLDING PERIOD. Under the 2017 Incentive Agreement, common stock awarded to the Executive pursuant to the Time Based Graded Vesting Equity Awards and the Performance-Based Cliff Vesting Equity Awards were subject to, subject to certain exceptions, a one-year holding period following vesting before the Executive could dispose of such common stock. Effective as of the date of this Agreement, such one-year holding period described in the preceding sentence shall no longer be applicable to any awards of common stock made under the 2017 Incentive Agreement.

3.COMPENSATION.

(a)BASE SALARY. During the Term, and effective January 1, 2021, the Company shall pay the Executive an annual base salary (“Annual Base Salary”) of $1,200,000, payable in accordance with the Company’s regular payroll practices for its senior executives, as in effect from time to time.

(b)ANNUAL CASH PAYMENT. During the Term, the Company shall pay to the Executive, subject to adjustment as provided in Section 3(f), an annual payment in cash of $800,000, payable on March 15th of each year, subject to the Executive being in the employ of the Company on such date, provided that the payment to be made under this Section 3(b) for 2021 shall be made within 3 business days of the execution of this Agreement.

(c)ANNUAL PERFORMANCE CASH BONUS. The Annual Performance Cash Bonus payable to the Executive in March of 2021, based on the Company’s performance during the 2020 calendar year, shall be paid and governed by the provisions of the 2017 Incentive Agreement. During the remainder of the Term, the Executive shall participate in an annual cash performance based incentive compensation plan. Subject to adjustment as provided in Section 3(f), the Executive’s target bonus opportunity (the “Target Bonus”) pursuant to such plan for each year during the Term shall be $2,928,200, with an annual bonus upon achievement of threshold performance equal to $1,464,100 and a maximum annual bonus equal to $4,392,300, subject to the provisions of the second paragraph of Exhibit A hereto. Any cash performance based bonuses payable to the Executive payable under this Agreement (an “Annual Cash Bonus”) will be paid at the time the Company normally pays bonuses to its senior executives (subject to Section 5 hereof). The goals and weightings for the Annual Cash Bonus shall be as follows, and the metrics for the 2021 Annual Cash Bonus payable in 2022, shall be those set forth on Exhibit A hereto:

(i)Fifty percent (50%) of the Annual Cash Bonus shall be based on the achievement of Distributable Earnings per Share goals.

(ii)Twenty percent (20%) of the Annual Cash Bonus shall be based on the achievement of corporate capital growth goals.

(iii)Ten percent (10%) of the Annual Cash Bonus shall be based on the achievement of balance sheet management goals.

(iv)Ten percent (10%) of the Annual Cash Bonus shall be based on the achievement of efficiency goals.

(v)Ten percent (10%) of the Annual Cash Bonus shall be based on the achievement of goals with respect to the relative risk of the portfolio as measured by the average (over the four quarters of the applicable year) First Dollar LTV, and the average (over the four quarters of the applicable year) Last Dollar LTV, each measured by the loan to value ratio at the time, as applicable, of the original investment, investment maturity extension, investment modification or time of foreclosure/deed in lieu.

(d)PERFORMANCE METRICS; ANNUAL CASH BONUS DETERMINATION. The applicable performance metrics for each of the categories described in Section 3(c) and Section 3(e)(iii) and in Exhibits A and C, respectively, shall remain in effect for the Term, unless the Committee and the Executive agree, in writing, to amend one or more of the performance metrics or the respective percentage of the Annual Cash Bonus attributable to one or more of the performance metrics. The aggregate amount of the Annual Cash Bonus for any calendar year shall be determined by measuring performance in each of the categories described in Section 3(c) separately, then aggregating the amount payable with respect to all such categories. For instance, performance at the target level under Section 3(c)(i) shall result in the amount of $1,464,100 (subject to adjustment as provided in Section 3(f) or Section 3(g)) being included in the applicable year’s Annual Cash Bonus with respect to that category. Performance below the threshold for any category set forth in Section 3(c) will result in no award being paid for the period being measured with respect to that category. Performance above the maximum for any category set forth in Section 3(c) will result in an award being paid for the period being measured at the maximum amount with respect to that category (subject to increase pursuant to the provisions of the second paragraph of Exhibit A hereto). Performance for any category set forth in Section 3(c) at levels between threshold and target or between target and maximum will result in an award reflecting proportionate increases between threshold and target performance or between target and maximum performance, as applicable.

(e)LONG-TERM EQUITY AWARDS. During the Term, the Committee shall grant the Executive (i) a Performance-Based Cliff Vesting Equity Award (as more particularly described in, and subject to, the provisions of clause (i) below) and (ii) at the Executive’s option, either (x) a Time-Based Vesting Equity Award (as more particularly described in, and subject to, the provisions of clause (ii) below) or (y) a performance-based award of restricted stock units (the “Performance-Based TSR Equity Award”) (as more particularly described in, and subject to, the provisions of clause (iii) below).

(i)The Company and the Executive had agreed, pursuant to the 2017 Incentive Agreement, to measure certain performance based goals relating to the integration of the Acquisition, as set forth in Section A of Exhibit B hereto, and based on the achievement of such goals under the 2017 Incentive Agreement, to award a Performance-Based Cliff Vesting Equity Award in the amount of $3,000,000 for each of the first five years following the Acquisition in which the goals were achieved. The Executive has received a Performance-Based Cliff Vesting Equity Award in each of the first four years of the 2017 Incentive Agreement and for the 2021calendar year, the Executive shall be granted (subject to (i) the Executive's continued employment with the Company on the date of the grant and (ii) the satisfaction of the conditions set forth in Section B of Exhibit B) a Performance-Based Cliff Vesting Equity Award with respect to a number of shares of common stock with a fair market value (measured in the manner set forth below) of $3,000,000 (rounded down to the nearest whole share). Such 2021 Performance-Based Cliff Vesting Equity Award shall vest in full on the third anniversary of the date of such grant, subject to the Executive’s continued employment with the Company on such anniversary date. With respect to the 2021 grant of the Performance-Based Cliff Vesting Equity Award (assuming achievement of the goals set forth on Exhibit B), the grant of the shares of common stock resulting from such 2021 Performance-Based Cliff Vesting Equity Award shall be made within thirty (30) days of the final determination by the Committee of the Executive’s entitlement to the award, and the number of shares of common stock to be awarded will be based on the average closing price of the common stock for the last ten (10) completed trading days of the immediately preceding quarter. The four previous grants of the Performance-Based Cliff Vesting Equity Award, made in 2017, 2018, 2019 and 2020, shall continue to vest in accordance with the terms of the 2017 Incentive Agreement.

(ii)In the first year of this Agreement, and then annually during the Term, subject to adjustment as provided in Section 3(f), at the Executive’s option as exercised in accordance with clause (iv) below, the Executive shall be granted an award of restricted stock (the “Time-Based Vesting Equity Award”) with respect to a number of shares of common stock with a fair market value (measured based on the average closing price of the common stock for the last thirty (30) trading days preceding the grant) of $3,000,000 (rounded down to the nearest whole share). Each such Time-Based Vesting Equity Award shall vest in full on the third anniversary of the date of such grant, subject to the Executive’s continued employment with the Company on such anniversary date.

(iii)Beginning in 2022 and then annually during the Term, subject to adjustment as provided in Section 3(f), at the Executive’s option as exercised in accordance with clause (iv) below, the Executive shall be granted a performance-based award of restricted stock units (the “Performance-Based TSR Equity Award”) with respect to a number of shares of common stock with a fair market value (measured based on the average closing price of the common stock for the last thirty (30) trading days preceding the grant) of $12,000,000 (rounded down to the nearest whole share). Each such

Performance-Based TSR Equity Award shall vest, in whole or in part, or shall be forfeited, at the end of the performance period based upon the Company’s achievement of the five-year total shareholder return objectives (consisting of dividends paid and changes in the share price of the common stock, hereinafter (“TSR”)) set forth in Exhibit C hereto, and subject to the Executive’s continued employment with the Company on the completion of the five-year performance period, except as provided in Section 4 hereof. The vesting of each award made under this Section 3(e)(iii) shall be determined as set forth in Exhibit C hereto.

(iv)During the period beginning on November 1 of each year, and ending on November 30 of such year, the Executive shall irrevocably elect, in writing, whether to receive the Time-Based Vesting Equity Award described in clause (ii) above for the following year or the Performance-Based TSR Equity Award described in clause (iii) above for the following year. If the Executive shall fail to make the requisite election, he shall be deemed to have elected to receive the Time-Based Vesting Equity Award.

(v)Either the Time-Based Vesting Equity Award or the Performance-Based TSR Equity Award, as elected by the Executive, shall be approved and granted by the Committee at the same meeting at which the Committee approves annual equity grants for other Company employees, provided that the Time-Based Vesting Equity Award to be issued for the 2021 calendar year shall be issued on the date this Agreement is executed.

(vi)All equity awards described in this Section 3(e) shall be subject to the terms of the applicable equity compensation plan of the Company under which they are granted and shall be subject to the terms and conditions of such plan and the applicable award agreement (which shall not conflict with the provisions of this Agreement). Restricted stock granted under the Performance-Based Cliff Vesting Equity Award provided for in Section 3(e)(i) and under the Time-Based Vesting Equity Award provided for in Section 3(e)(ii) shall, prior to vesting, receive payment of an amount equal to the dividends paid with respect to shares of the common stock subject to the restricted stock grants, which shall be paid to the Executive at the same time dividends are paid to stockholders generally. Restricted stock units granted under the Performance-Based TSR Equity Award provided for in Section 3(e)(iii) shall not be credited with dividend equivalents.

(f)AUTOMATIC ADJUSTMENT. The annual payment described in Section 3(b), the Annual Cash Bonus described in Section 3(c), and the equity awards described in Section 3(e)(ii) and Section 3(e)(iii) shall be subject to automatic increase as set forth in this Section 3(f). To the extent that the Company has grown its GAAP equity capitalization including all forms of common equity, preferred equity and retained earnings, by 25% from $1,459,058,453 through the 1st day of any subsequent calendar year (commencing with the 2022 calendar year and measured as of the first day of such year and the first day of subsequent calendar years) (such 25% increase, the “New Base”), the value of such cash payments and equity awards described in

Section 3(b), Section 3(c), Section 3(e)(ii) and Section 3(e)(iii) which are granted in such calendar year shall be increased by 10% and shall continue to be granted at such increased levels annually. Additional 10% increases in the value of such cash payments and equity awards shall become effective upon each further increase of GAAP equity capitalization by 25%, measured from the immediately preceding New Base. In calculating GAAP equity capitalization each year, any increases or decreases in general CECL Reserves shall be excluded.

(g)EQUITABLE ADJUSTMENT. The Committee shall have the authority to equitably and in good faith adjust the amounts, goals and other terms of the Annual Cash Bonus and the equity awards set forth herein in the event of corporate transactions such as mergers, acquisitions, stock splits, recapitalizations, reorganizations, sales of assets and any other similar corporate transactions in order to prevent the enlargement or dilution of the rights of the parties hereto. In addition, the Committee shall have the authority to equitably and in good faith adjust the amounts, goals and other terms of the Annual Cash Bonus described in Section 3(c) and the equity awards described in Section 3(e)(ii) and Section 3(e)(iii) (including the related awards made under the 2017 Agreement) in the event of the occurrence of extraordinary events that cannot reasonably be anticipated and which, in the reasonable judgement of the Committee, materially and adversely impacted the performance of the Company, as measured against the metrics set forth in Section 3(c) and Section 3(e) and in Exhibits A, B and C and the consequent eligibility of the Executive to achieve the requite performance and thereby become eligible to receive the payments and awards or any increase in the payments and awards as provided by Section 3(f). If at any time after December 31, 2023, the Company’s GAAP equity capitalization equals or exceeds $3.5 billion (calculated by excluding the effect of any mergers, acquisition of assets and other similar corporate transactions), either the Executive or the Company may initiate good faith discussions to modify the provisions of this Agreement to reflect such growth in GAAP equity capitalization.

(h)NET SETTLEMENT. Upon the vesting of any equity award described in Section 3 of this Agreement, including any equity awards granted under the 2017 Agreement, the Executive may, in his sole discretion, require the Company to satisfy all or a portion of the withholding obligations arising in connection with such vesting by withholding from delivery of shares of common stock otherwise due, the greatest number of whole shares of common stock having a value that does not exceed the applicable tax-withholding obligation (giving effect to the maximum applicable statutory withholdings rates), with any balance (resulting from a difference between the amount to be withheld and the value of a number of whole shares of common stock) being paid by withholding cash from other pay to which the Executive is entitled. The Company shall pay the value of such shares of common stock on behalf of and in satisfaction of the Executive’s tax withholding obligations to the applicable taxation authority. For purposes of this Section 3(h), shares of common stock shall be valued at Fair Market Value (as defined in the Arbor Realty Trust, Inc. 2020 Amended Omnibus Stock Incentive Plan) on the applicable date.

4.TERMINATION OF EMPLOYMENT.

(a)BY THE COMPANY WITHOUT CAUSE; DEATH; DISABILITY; BY THE EXECUTIVE FOR GOOD REASON. Notwithstanding anything in this Agreement to the contrary, in the event of the Executive’s death, the Executive’s resignation for Good Reason (as defined below), or in the event that the Executive’s employment is terminated by the Company without Cause (as defined below) or is terminated by the Company due to the Executive’s Disability (as defined below) (each such event, a “Termination”), then, in addition to unpaid awards for which the performance period has been completed at the time of Termination being paid out (if earned) in accordance with their terms based upon actual performance:

(i)the remaining amount of Annual Base Salary due to the Executive from the date of any Termination through the end of the Term shall be paid to the Executive within 30 days of such Termination; and

(ii)for the year the Termination takes place, the Annual Cash Bonus payable described in Section 3(c) and Section 3(d) shall be paid out at the target level of performance within 30 days of such Termination; and

(iii)at the date of Termination, to the extent that any Performance-Based Cliff Vesting Equity Award described in Section 3(e)(i) is unvested, including any such awards granted under the 2017 Agreement, such awards shall become fully vested upon such Termination; and

(iv)all Performance-Based TSR Equity Awards issued to the Executive under the 2017 Incentive Agreement shall become vested, to the extent earned, based on the TSR calculated to the date of Termination; and

(v)any Time-Based Vesting Equity Award granted under this Agreement and described in Section 3(e)(ii) shall become fully vested upon such Termination; and

(vi)with respect to any Performance-Based TSR Equity Award granted under this Agreement and described in Section 3(e)(iii), the Executive shall become eligible to receive immediate vesting of a pro-rata portion of the award (with such pro-rata portion based upon the portion of the five year performance period that has elapsed as of the date of Termination), with the vesting level to which such pro-ration is applied being determined by (A) measuring the TSR achieved for the portion of the performance period occurring prior to the date of Termination, (B) determining the TSR which would have had to have been attained on the date of Termination in order to achieve each of the Threshold, Target and Maximum performance levels over the full five year performance period (assuming a consistent level of achievement over such full five year performance period) and basing the vesting level on whether the TSR achieved prior to the date of Termination achieved any of the levels described in clause (B) above (with any portion of the award that does not vest pursuant to the foregoing being forfeited upon Termination). Such determination shall be made by the Committee in good faith;

(vii)all Time-Based Vesting Equity Awards described in Section 3(e)(ii) that would be granted throughout the remainder of the Term shall be accelerated and granted on the date of such Termination (with the number of shares of common stock to be awarded based on the average closing price of the common stock for the last thirty (30) completed trading days prior to the date of Termination).and shall vest immediately upon such acceleration.

(b)OTHER TERMINATIONS OF EMPLOYMENT. In the event of a termination of employment under circumstances other than those described in Section 4(a), all awards described in this Agreement for which there is an ongoing performance or vesting period shall be forfeited upon such termination. Unpaid awards for which the performance period has been completed at the time of termination shall be paid out (if applicable) in accordance with their terms based upon actual performance.

5.SECTION 409A; WITHHOLDING. The payments under this Agreement are intended either to be exempt from Section 409A of the Internal Revenue Code under the short-term deferral, separation pay, or other applicable exception, or to otherwise comply with Section 409A. The parties agree that this Agreement shall be administered in a manner consistent with such intent. For purposes of Section 409A, all payments under this Agreement shall be considered separate payments. If any amount or benefit payable to the Executive under this Agreement upon a “termination of employment” is determined by the Company to constitute a “deferral of compensation” for purposes of Section 409A (after taking into account any applicable exceptions), such amount or benefit shall not be paid or provided until the Executive has also experienced a “separation from service” from the Company within the meaning of Section 409A. Notwithstanding any provision to the contrary, to the extent the Executive is considered a specified employee under Section 409A and would be entitled during the six-month period beginning on Executive’s separation from service to a payment that is not otherwise excluded under Section 409A, such payment will not be made until the earlier of the six-month anniversary of Executive’s separation from service or death; provided that the first payment made after the delay shall include all amounts that would have been paid earlier but for such six (6) month delay. All payments hereunder shall be subject to required tax withholding.

6.BINDING NATURE OF AGREEMENT; SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

7.ENTIRE AGREEMENT. Except as otherwise expressly provided for in this Agreement, this Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement including. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement. This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.

8.GOVERNING LAW. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York, notwithstanding any New York or other conflict-of-law provisions to the contrary.

9.NO WAIVER. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

10.TITLES. The titles of sections, paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement.

11.NOTICES. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (a) personal delivery, (b) delivery by a reputable overnight courier, (c) delivery by facsimile transmission against answerback, or (d) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

If to the Company:

Arbor Realty Trust, Inc.
333 Earle Ovington Boulevard, Suite 900
Uniondale, New York 11553
Attention: Chairman of the Compensation Committee of the Board of Directors
Facsimile: (516) 832-8043

If to the Executive:

Ivan Kaufman
333 Earle Ovington Boulevard, Suite 900
Uniondale, New York 11553
Facsimile: (516) 832-8043

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 11 for the giving of notice.

12.COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

13.PROVISIONS SEVERABLE; CONSTRUCTION. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, as the context requires. All references to recitals, sections, paragraphs and schedules are to the recitals, sections, paragraphs and schedules in or to this Agreement.

14.DEFINITIONS. The following definitions shall have the meaning set forth below for purposes of this Agreement and Exhibits A, B and C.

(i)“Distributable Earnings” means, for any period, distributable earnings as described or defined in the Company’s periodic disclosures under the Securities and Exchange Act of 1934.

(ii)“Distributable Earnings per Share” means, for any period, the ratio of (x) the Company’s Distributable Earnings for such period over (y) the weighted average number of diluted shares of common stock outstanding for such period.

(iii)“Agency Servicing Portfolio” means the portfolio of loans being serviced, expressed as the total of the principal amount of such loans, by the Company for Fannie Mae, Freddie Mac and HUD.

(iv)“CECL Reserves” means, for any period, CECL reserves as described or defined in the Company’s periodic disclosures under the Securities and Exchange Act of 1934.

(v)“Change of Control” means an event or occurrence by which:

(1)

any “person”, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Executive, is or becomes the “beneficial owner”, as such term is used in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 25% or more of the combined voting power of the Company's then outstanding securities, excluding any person who becomes such a beneficial owner in connection with a transaction described in clause (A) of paragraph (iii) below; or

(2)

the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(3)

there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), at least 60% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the “beneficial owner,” directly or indirectly, of securities of the Company (not including in the securities “beneficially owned”, as such term is used in Rule 13d-3 under the Exchange Act, by such person any securities acquired directly from the Company or its affiliates) representing 25% or more of the combined voting power of the Company's then outstanding securities; or

(4)

the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

(vi) “Disability” means the Executive’s incapacity due to physical or mental illness, and resulting therefrom the Executive shall have been absent from the full time performance of the Executive’s duties with the Company for a period of one hundred twenty (120) days, the Company shall have given the Executive a notice of termination for Disability, and, within thirty (30) days after such notice of termination is given, the Executive shall not have returned to the full time performance of the Executive’s duties.

(vii)“GAAP” means generally accepted accounting principles, consistently applied.

(viii)“Efficiency Ratio” means, as of the end of each fiscal quarter, the ratio of (x) net interest income (excluding acceleration of interest expense associated with the termination of collateral debt obligations and collateral loan obligations) plus all agency business revenues, excluding amortization of mortgage servicing rights to (y) operating expenses (consisting of employee compensation expense, selling and administrative expense and management fee expense, but excluding the expense related to stock based compensation). Efficiency Ratio shall exclude income, expenses and depreciation and any gain or loss on sale of owned real estate.

(ix)“First Dollar LTV” shall have the meaning given such term in the Company’s periodic disclosure under the Securities and Exchange Act of 1934.

(x)“Cause” means (i) the conviction of the Executive by a court of competent jurisdiction for felony criminal conduct or (ii) the willful engaging by the Executive in fraud or dishonesty which is demonstrably and materially injurious to the Company or its reputation, monetarily or otherwise.

(xi)“For Good Reason” means the occurrence of any of the following during the Term without the Executive’s written consent:(i) a reduction in the Executive’s Base Salary; (ii) a termination of this Agreement, or a material modification to this Agreement that is adverse to the Executive’s interests; (iii) without the Executive’s consent, a relocation of the Executive’s principal place of employment by more than 50 miles; (iv) any breach by the Company of any material provision of this Agreement; (v) the Company’s failure to nominate the Executive for election to the Board and to use its best efforts to have him elected and re-elected, as applicable; (vi) a material, adverse change in the Executive’s title, authority, duties, responsibilities or reporting obligations (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law) or (vii) a Change of Control; provided that in order for Good Reason to exist hereunder, the Executive must provide notice to the Company of the existence of the condition or circumstance alleged to constitute Good Reason within 90 days of the initial existence of the condition or circumstance, the Company must have failed to cure such condition within 30 days of the receipt of such notice and the resignation must be effective immediately following the end of such cure period.

(xii)“Last Dollar LTV” shall have the meaning given such term in the Company’s periodic disclosure under the Securities and Exchange Act of 1934.

(xiii)“Leverage Ratio” means, as of the end of each fiscal quarter, and as measured solely for the structured business, the ratio of (x) loans and investments to (y) total debt associated with such loans and investments plus other debt for borrowed money (excluding trust preferred securities).

(xiv)“Net Proceeds Raised From New Equity” means the gross proceeds from the public or private sale of common and preferred equity, less underwriting discounts, commissions and other expenses of such sale.

(xv)“Net Proceeds Raised From New Debt” means (a) with respect to debt securities sold in a public or private offering, including securitizations, the gross proceeds from such sale, less underwriting discounts, commissions and other expenses of such sale and (b) with respect to lines of credit, repurchase agreements, revolving and/or term loan facilities and similar debt facilities entered into during a year, the difference, if positive, between (x) the principal amount of all such credit facilities in existence as of the first day of such year and (y) the principal amount of all such credit facilities in existence as of the last day of such year, provided, however that if a new credit facility entered into during such year would not meet the requirements of this clause (b) but does, in the discretion of the Committee, represent a material improvement to the Company in pricing or other significant terms and conditions, when compared to the pricing, terms and conditions of the Company’s existing credit facilities, the principal amount of such credit facility will be considered “Net Proceeds from New Debt”.

(xvi)Net Profit Resulting From Equity Kickers” means the net income, calculated in accordance with GAAP, resulting from (a) payments received from the Company’s borrowers that are in excess of the interest on the loan or investment, origination fees, exit fees and other similar fees and charges and the principal amount of the loan or investment and (b) one time gains other than those resulting from the sale of REO assets.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Arbor Realty Trust, Inc.,
a Maryland corporation

By:	/s/William C. Green
Name:	William C. Green
Title:	Chairman, Compensation Committee

/s/Ivan Kaufman
Ivan Kaufman